UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 17, 2024
nCino, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41211	87-4154342
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation)		Identification No.)
6770 Parker Farm Drive
Wilmington, North Carolina 28405
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 676-2466

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0005 per share	NCNO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On March 17, 2024, nCino, Inc. (the “Company”) entered into a Second Amendment (the “Amendment”), by and among the Company, nCino OpCo, Inc. (the “Borrower”), certain subsidiaries of the Company as guarantors and Bank of America, N.A., as lender (the “Lender”), which amended that certain Credit Agreement (the “Credit Agreement”), dated as of February 11, 2022, by and among the Company, the Borrower, certain subsidiaries of the Company as guarantors and the Lender, pursuant to which the Lender is providing to the Borrower a senior secured revolving credit facility of up to $100,000,000 (the “Credit Facility”). The Credit Facility includes borrowing capacity available for letters of credit subject to a sublimit of $7,500,000. Any issuance of letters of credit will reduce the amount available under the Credit Facility.
Borrowings under the Credit Facility bear interest, at the Borrower’s option, at: (i) a base rate equal to the greatest of (a) the Lender’s “prime rate”, (b) the federal funds rate plus 0.50%, and (c) the Term SOFR rate plus 1.00% (provided that the base rate shall not be less than 0.00%), plus a margin of 1.3125%; or (ii) the Term SOFR rate (provided that the Term SOFR shall not be less than 0.00%), plus a margin of 2.3125%, in each case with such margin subject to a step down based on achievement of a certain leverage ratio. The Company is also required to pay an unused commitment fee to the Lender of 0.30% of the average daily unutilized commitments (with a step down based on achievement of a certain leverage ratio). The Company must also pay customary letter of credit fees.
Borrowings under the Credit Facility are scheduled to mature on March 17, 2029, and the Company may repay amounts borrowed any time without penalty. Borrowings under the Credit Facility may be reborrowed.
The Credit Agreement contains representations and warranties, affirmative, negative and financial covenants, and events of default that are customary for loans of this type. The financial covenant requires the Company and its subsidiaries on a consolidated basis to maintain (i) a Consolidated Senior Secured Leverage Ratio not in excess of 2.50:1.00 as of the end of any fiscal quarter and (ii) a Consolidated Interest Coverage Ratio not less than 3.00:1.00 as of the end of any fiscal quarter beginning with the second quarter of fiscal year 2025.
The Credit Facility is guaranteed by the Company and each of its current and future material domestic subsidiaries (the “Guarantors”) and secured by substantially all of the personal property, subject to customary exceptions, of the Borrower and the Guarantors, in each case, now owned or later acquired, including a pledge of all of the Borrower’s capital stock, the capital stock of all of the Company’s domestic subsidiaries and 65% of the capital stock of foreign subsidiaries that are directly owned by the Borrower or a Guarantor.
A copy of the Second Amendment is filed with this report as Exhibit 10.1 and is hereby incorporated by reference herein. The foregoing summary of the Second Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Second Amendment.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this 8-K is incorporated herein by reference.
Item 7.01    Regulation FD Disclosure.
The Company issued a press release, dated March 18, 2024, related to the DocFox acquisition described below. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 8.01    Other Events.
On March 18, 2024, the Company announced that it had agreed to acquire DocFox, Inc., a Delaware corporation (“DocFox”), a SaaS company that provides solutions to financial institutions for commercial on-boarding and account-opening with their clients. The acquisition of DocFox is expected to close in March 2024. A portion of the funds available under the Amendment will be used to fund the Seventy-Five Million Dollar ($75,000,000) cash purchase price for the acquisition of DocFox.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Second Amendment to Credit Agreement by and among nCino, Inc., nCino OpCo, Inc., certain subsidiaries of nCino, Inc. as guarantors and Bank of America, N.A., dated March 17, 2024
99.1	Press release of nCino, Inc. dated March 18, 2024 (furnished and not filed)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

nCino, Inc.
Date: March 18, 2024	By:	/s/ Gregory D. Orenstein
Gregory D. Orenstein
Chief Financial Officer & Treasurer